As filed with the Securities and Exchange Commission on January 9, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Gaylord Entertainment Company

(and certain of its wholly owned subsidiaries identified on the following page)
(Exact Name of Registrant as Specified in Its Charter)

Delaware	73-0664379
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employee Identification Number)

One Gaylord Drive

Nashville, Tennessee 37214
(615) 316-6000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Carter R. Todd, Esq.

Senior Vice President, Secretary and General Counsel
Gaylord Entertainment Company
One Gaylord Drive
Nashville, TN 37214
(615) 316-6000
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent For Service)

Copy to:

F. Mitchell Walker, Jr., Esq.

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

  Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by the Registrant.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate Offering	Registration
Securities to be Registered	Price(1)(2)	Fee

Debt Securities(4)(5)	(3)	—

Guarantees of Debt Securities(6)	(3)	0

Preferred Stock, $0.01 par value(7)	(3)	—

Common Stock, $0.01 par value(7)(8)	(3)	—

Warrants	(3)	—

Total	$500,000,000	$40,450.00(9)

(1)	Estimated solely for purposes of calculating the registration fee.

(2)	Securities registered hereby may be offered for U.S. dollars or in foreign currencies or currency units, and may be sold separately or together in units with other securities registered hereby.

(3)	Not specified as to each class of securities to be registered hereunder pursuant to General Instruction II(D) to Form S-3 under the Securities Act of 1933.

(4)	If any debt securities are issued at an original issue discount, then such greater amount as may be sold for an initial aggregate offering price of up to the proposed maximum aggregate offering price.

(5)	In addition to any debt securities that may be issued directly under this Registration Statement, there is being registered hereunder such indeterminate amount of debt securities as may be issued upon conversion or exchange of other debt securities or preferred stock, for which no separate consideration will be received by the Registrant.

(6)	Guarantees may be provided by subsidiaries of the Registrant of the payment of principal and interest on the debt securities. Pursuant to Rule 457(n) of the Securities Act of 1933, no separate registration fee is payable for the guarantees.

(7)	Such indeterminate number of shares of preferred stock and common stock as may be issued from time to time at indeterminate prices. In addition to any preferred stock and common stock that may be issued directly under this Registration Statement, there are being registered hereunder such indeterminate number of shares of preferred stock and common stock as may be issued upon conversion or exchange of debt securities or preferred stock, for which no separate consideration will be received by the Registrant.

(8)	The aggregate amount of common stock registered hereunder is limited, solely for purpose of any at the market offering, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933.

(9)	The Registration Fee has been calculated pursuant to Rule 457(o) of the Securities Act of 1933.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS*

	State or Other	Primary Standard	IRS
	Jurisdiction of	Industrial	Employer
Exact Name of Registrant as Specified in its	Incorporation or	Classification Code	Identification
Charter or Organizational Document*	Organization	Number	Number

CCK Holdings, LLC	Delaware	7990	02-1696563
Corporate Magic, Inc.	Texas	7990	75-2620110
Gaylord Creative Group, Inc.	Delaware	7990	62-1673308
Gaylord Hotels, LLC	Delaware	7011	11-3689948
Gaylord Investments, Inc.	Delaware	7990	62-1619801
Gaylord Program Services, Inc.	Delaware	7990	92-2767112
Grand Ole Opry Tours, Inc.	Tennessee	7990	62-0882286
OLH, G.P	Tennessee	7990	62-1586927
OLH Holdings, LLC	Delaware	7990	11-3689947
Opryland Attractions, Inc.	Delaware	7990	62-1618413
Opryland Hospitality, LLC	Tennessee	7011	62-1586924
Opryland Hotel-Florida Limited Partnership	Florida	7011	62-1795659
Opryland Hotel-Texas Limited Partnership	Delaware	7011	62-1798694
Opryland Hotel-Texas, LLC	Delaware	7011	11-3689950
Opryland Productions, Inc.	Tennessee	7990	62-1048127
Opryland Theatricals, Inc.	Delaware	7990	62-1664967
Wildhorse Saloon Entertainment Ventures, Inc.	Tennessee	7990	62-1706672
ResortQuest International, Inc.	Delaware	6531-08	62-1750352
Abbott & Andrews Realty, LLC	Florida	6531-08	65-1176006
Abbott Realty Services, Inc.	Florida	6531-08	58-1775514
Abbott Resorts, LLC	Florida	6531-08	65-1176000
Accommodations Center, Inc.	Colorado	6531-08	84-1204561
Advantage Vacation Homes by Styles, LLC	Florida	6531-08	14-1873132
B&B on the Beach, Inc.	North Carolina	6531-08	56-1802086
Base Mountain Properties, Inc.	Delaware	6531-08	82-0534861
Bluebill Properties, LLC	Florida	6531-08	65-1175994
Brindley & Brindley Realty & Development, Inc.	North Carolina	6531-08	56-1491059
Coastal Real Estate Sales, LLC	Florida	6531-08	33-1047660
Coastal Resorts Management, Inc.	Delaware	6531-08	51-0377887
Coastal Resorts Realty, LLC	Delaware	6531-08	51-6000279
Coates, Reid & Waldron, Inc.	Delaware	6531-08	84-1509467
Collection of Fine Properties, Inc.	Colorado	6531-08	84-1288764
Columbine Management Company	Colorado	6531-08	84-0912550
Cove Management Services Inc.	California	6531-08	95-3866031
CRW Property Management, Inc.	Delaware	6531-08	84-1509471
Exclusive Vacation Properties, Inc.	Delaware	6531-08	84-1569208
First Resort Software, Inc.	Colorado	6531-08	84-0996530
High Country Resorts, Inc.	Delaware	6531-08	84-1509478
Houston and O’Leary Company	Colorado	6531-08	84-1035054
K-T-F Acquisition Co.	Delaware	6531-08	75-3013706
Maui Condominium and Home Realty, Inc.	Hawaii	6531-08	99-0266391
Mountain Valley Properties, Inc.	Delaware	6531-08	62-1863208
Office and Storage LLC	Hawaii	6531-08	22-0558755

	State or Other	Primary Standard	IRS
	Jurisdiction of	Industrial	Employer
Exact Name of Registrant as Specified in its	Incorporation or	Classification Code	Identification
Charter or Organizational Document*	Organization	Number	Number

Peak Ski Rentals LLC	Colorado	6531-08	84-1248929
Plantation Resort Management, Inc.	Delaware	6531-08	63-1209112
Priscilla Murphy Realty, LLC	Florida	6531-08	14-1873125
R&R Resort Rental Properties, Inc.	North Carolina	6531-08	56-1555074
REP Holdings, Ltd.	Hawaii	6531-08	99-0335453
Resort Property Management, Inc.	Utah	6531-08	87-0411513
Resort Rental Vacations, LLC	Tennessee	6531-08	71-0896813
ResortQuest Hawaii, LLC	Hawaii	6531-08	13-4207830
ResortQuest Hilton Head, Inc.	Delaware	6531-08	57-0755492
ResortQuest Southwest Florida, LLC	Delaware	6531-08	62-1856796
Ridgepine, Inc.	Delaware	6531-08	93-1260694
RQI Holdings, Ltd.	Hawaii	6531-08	03-0530842
Ryan’s Golden Eagle Management, Inc.	Montana	6531-08	81-0392278
Scottsdale Resort Accommodations, Inc.	Delaware	6531-08	86-0960835
Steamboat Premier Properties, Inc.	Delaware	6531-08	84-1591074
Styles Estates, LLC	Florida	6531-08	14-1873135
Telluride Resort Accommodations, Inc.	Colorado	6531-08	84-1262479
Ten Mile Holdings, Ltd.	Colorado	6531-08	84-1225208
THE Management Company	Georgia	6531-08	58-1710389
The Maury People, Inc.	Massachusetts	6531-08	22-3079376
The Tops’l Group, Inc.	Florida	6531-08	59-3450553
Tops’l Club of NW Florida, LLC	Florida	6531-08	65-1176005
Trupp-Hodnett Enterprises, Inc.	Georgia	6531-08	58-1592548

*	Address and telephone numbers of the principal executive offices of each of the registrants listed above are the same as that of Gaylord.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 9, 2004

PROSPECTUS

One Gaylord Drive

Nashville, TN 37214
(615) 316-6000

Debt Securities

Guarantees
Preferred Stock
Common Stock
Warrants

We may from time to time sell up to $500,000,000 in the aggregate of:

•	our secured or unsecured debt securities, in one or more series, which may be either senior, senior subordinated or subordinated debt securities;

•	guarantees of our obligations under our debt securities, if any;

•	shares of our preferred stock, par value $0.01 per share, in one or more series;

•	shares of our common stock, par value $0.01 per share;

•	warrants to purchase our common stock; or

•	any combination of the foregoing.

          We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest in our securities.

            See “Risk Factors” beginning on page 1 for a discussion of material risks that you should consider before you invest in our securities being sold with this prospectus.

          Our common stock is traded on the New York Stock Exchange under the symbol “GET.”

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

          We will sell these securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, from time to time, to reject in whole or in part any proposed purchase of securities to be made directly or through agents. If our agents or any dealers or underwriters are involved in the sale of the securities, the applicable prospectus supplement will set forth the names of the agents, dealers or underwriters and any applicable commissions or discounts.

          This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

The date of this prospectus is                     , 2004.

RISK FACTORS

      You should carefully consider the risk factors set forth below as well as the other information contained in this prospectus and incorporated or deemed to be incorporated by reference before buying securities in this offering. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations.

Risks Relating to the Business of Gaylord

We may not be able to implement successfully our business strategy.

      We have refocused our business strategy on the development of additional resort and convention center hotels in selected locations in the United States and on our attractions properties including the Grand Ole Opry, which are focused primarily on the country music genres, as well as our recently acquired ResortQuest vacation rental and property management business. The success of our future operating results depends on our ability to implement our business strategy by successfully operating the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee and Gaylord Palms Resort & Convention Center in Kissimmee, Florida and completing and successfully operating our new Gaylord Texan Resort & Convention Center in Grapevine, Texas, which is under construction, and further exploiting our attractions assets and our vacation rental business. Our ability to do this depends upon many factors, some of which are beyond our control. These include:

•	our ability to finance and complete the construction of our new Gaylord Texan hotel in Grapevine, Texas on schedule and to achieve positive cash flow from operations within the anticipated ramp-up period;

•	our ability to generate cash flows from existing operations;

•	our ability to hire and retain hotel management, catering and convention-related staff for our hotels and staff for our vacation rental offices;

•	our ability to capitalize on the strong brand recognition of certain of our media assets; and

•	the continued popularity and demand for country music.

Our hotel and convention business and our vacation rental and property management business are subject to significant market risks.

      Our ability to continue to successfully operate the Gaylord Opryland, the Gaylord Palms and our new Gaylord Texan hotel in Grapevine, Texas upon its completion, as well as our ability to operate our ResortQuest vacation rental business, is subject to factors beyond our control which could adversely impact these properties. These factors include:

•	the desirability and perceived attractiveness of the Nashville, Tennessee area; the Orlando, Florida area; and the Dallas, Texas area as tourist and convention destinations;

•	adverse changes in the national economy and in the levels of tourism and convention business that would affect our hotels or vacation rental properties we manage;

•	the hotel and convention business is highly competitive and Gaylord Palms is operating, and our new Gaylord Texan hotel will operate, in extremely competitive markets for convention and tourism business;

•	our group convention business is subject to reduced levels of demand during the year-end holiday periods, and we may not be able to attract sufficient general tourism guests to offset this seasonality; and

•	the vacation rental and property management business is highly competitive and has low barriers to entry, and we compete primarily with local vacation rental and property management companies located in its markets, some of whom are affiliated with the owners or operators of resorts where these competitors provide their services or which may have lower cost structures and may provide their services at lower rates.

Our recent acquisition of ResortQuest International, Inc. involves substantial risks.

      On November 20, 2003, we acquired ResortQuest International, Inc., a leading provider of vacation condominium and home rental property management services in premier destination resort locations in the United States and Canada in a stock-for-stock transaction. The ResortQuest acquisition involves the integration of two companies that previously have operated independently, which is a complex, costly and time-consuming process. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the ResortQuest acquisition and the integration of the two companies’ operations could harm the business, results of operations, financial condition or prospects of the combined company. In addition, we may be unable to achieve the anticipated cost savings from the ResortQuest acquisition for many reasons. Gaylord and ResortQuest have incurred substantial expenses, such as legal, accounting and financial advisor fees, in connection with the acquisition.

Unanticipated costs could adversely affect the results of hotels we open in new markets.

      As part of our growth plans, we may open or acquire new hotels in geographic areas in which we have little or no operating experience and in which potential customers may not be familiar with our business. As a result, we may have to incur costs relating to the opening, operation and promotion of those new hotel properties that are substantially greater than those incurred in other areas. Even though we may incur substantial additional costs with these new hotel properties, they may attract fewer customers than our existing hotels. As a result, the results of operations at new hotel properties may be inferior to those of our existing hotels. The new hotels may even operate at a loss. Even if we are able to attract enough customers to our new hotel properties to operate them at a profit, it is possible that those customers could simply be moving future meetings or conventions from our existing hotel properties to our new hotel properties. Thus, the opening of a new hotel property could reduce the revenue of our existing hotel properties.

Our hotel development is subject to timing, budgeting and other risks.

      We intend to develop additional hotel properties as suitable opportunities arise, taking into consideration the general economic climate. New project development has a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	construction defects or noncompliance with construction specifications;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	so-called acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	the availability and cost of capital; and

•	governmental restrictions on the nature or size of a project or timing of completion.

      In particular, the terms of our new revolving credit facility require us to achieve substantial completion and initial opening of the Gaylord Texan by June 30, 2004. We cannot assure you that any development project will be completed on time or within budget.

Our real estate investments are subject to numerous risks.

      Because we own hotels and attractions properties, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate properties. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be adversely affected.

Our hotel and vacation rental properties are concentrated geographically.

      Our existing hotel properties are located predominately in the southeastern United States. As a result, our business and our financial operating results may be materially affected by adverse economic, weather or business conditions in the Southeast. In addition, our ResortQuest vacation rental business manages properties that are significantly concentrated in beach and island resorts located in Florida and Hawaii and mountain resorts located in Colorado. Adverse events or conditions which affect these areas in particular, such as economic recession, changes in regional travel patterns, extreme weather conditions or natural disasters, may have an adverse impact on our ResortQuest operations.

Hospitality companies have been the target of class actions and other lawsuits alleging violations of federal and state law.

      We are subject to the risk that our results of operations may be adversely affected by legal or governmental proceedings brought by or on behalf of our employees or customers. In recent years, a number of hospitality companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted against us from time to time, and we cannot assure you that we will not incur substantial damages and expenses resulting from lawsuits of this type, which could have a material adverse effect on our business.

Our properties are subject to environmental regulations.

      Environmental laws, ordinances and regulations of various federal, state, local and foreign governments regulate certain of our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in the properties we currently own or operate or those we previously owned or operated. Those laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs of removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead- or asbestos-containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Finally, certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property.

Our business prospects depend on our ability to attract and retain senior level executives.

      During 2001, we appointed a new chairman and a new chief executive officer and had numerous changes in senior management. Our future performance depends upon our ability to attract qualified senior executives and to retain their services. Our future financial results also will depend upon our ability to attract and retain highly skilled managerial and marketing personnel in our different areas of operation. Competition for qualified personnel is intense and is likely to increase in the future. We compete for qualified personnel against companies with significantly greater financial resources than ours.

We have certain other minority equity interests over which we have no significant control and to or for which we may owe significant obligations.

      We have certain minority investments which are not liquid and over which we have no rights, or ability, to exercise the direction or control of the respective enterprises. These include our equity interests in Bass Pro and the Nashville Predators. When we make these investments, we sometimes extend guarantees related to such investments. For example, in connection with our investment in the Nashville Predators, we agreed to guarantee, severally and jointly with other investors, up to $15.0 million of specified obligations. The ultimate value of each of these investments will be dependent upon the efforts of others over an extended period of time. The nature of our interests and the absence of a market for those interests restricts our ability to dispose of them. In addition, we may enter into joint venture arrangements. These arrangements are subject to uncertainties and risks, including those related to conflicting joint venture partner interests and to our joint venture partners failing to meet their financial or other obligations.

We are subject to risks relating to acts of God, terrorist activity and war.

      Our financial and operating performance may be adversely affected by acts of God, such as natural disasters or acts of terror, in locations where we own and/or operate significant properties and areas of the world from which we draw a large number of customers. Some types of losses, such as from earthquake, hurricane, terrorism and environmental hazards, may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife as well as geopolitical uncertainty have caused in the past, and may cause in the future, our results to differ materially from anticipated results.

We face risks related to an SEC investigation.

      In March 2003, we restated our historical financial statements for 2000, 2001 and the first nine months of 2002 to reflect certain non-cash changes, which resulted primarily from a change to our income tax accrual and a change in the manner in which we accounted for our investment in the Nashville Predators. We have been advised by the SEC staff that it is conducting a formal investigation into the financial results and transactions that were the subject of our restatement. We have been cooperating with the SEC staff and intend to continue to do so. Although we cannot predict the ultimate outcome of the investigation, we do not currently believe that the investigation will have a material adverse effect on our financial condition or results of operations. Nevertheless, if the SEC makes a determination adverse to us, we may face sanctions, including, but not limited to, monetary penalties and injunctive relief.

The hospitality industry and the vacation and property management industry are heavily regulated, including with respect to food and beverage sales, real estate brokerage licensing, employee relations and construction concerns, and compliance with these regulations could reduce our revenues and profits.

      Our hotel operations are subject to numerous laws, including those relating to the preparation and sale of food and beverages, liquor service and health and safety of premises. Our vacation rental operations are also subject to licensing requirements applicable to real estate operations, laws and regulations relating to consumer protection and local ordinances. We are also subject to laws regulating our relationship with our employees in areas such as hiring and firing, minimum wage and maximum working hours, overtime and working conditions. The success of expanding our hotel operations also depends upon our obtaining necessary building permits and zoning variances from local authorities.

If vacation rental property owners do not renew a significant number of property management contracts, our ResortQuest vacation rental business would be adversely affected.

      Through our ResortQuest vacation rental business, we provide rental and property management services to property owners pursuant to management contracts, which generally have one-year terms. The majority of such contracts contain automatic renewal provisions but also allow property owners to terminate the contract at any time. If property owners do not renew a significant number of management contracts or if we are unable to attract additional property owners, it would have a material adverse effect on our vacation rental business and financial results. In addition, although most of its contracts are exclusive, industry standards in certain geographic markets dictate that rental services be provided on a non-exclusive basis.

Risks Relating to Our Leveraged Capital Structure

Our substantial debt could adversely affect our cash flow and our financial health and prevent us from fulfilling our obligations under our debt securities or the terms of our preferred stock.

      We have now, and will continue to have after the offering of securities under this prospectus, a significant amount of debt. As of September 30, 2003, we had $468.4 million of total debt, and stockholders’ equity of $806.3 million.

      Our substantial amount of debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations under the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to make interest and principal payments on our debt, thereby limiting the availability of our cash flow to fund future capital expenditures, working capital and other general corporate requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the hospitality industry, which may place us at a competitive disadvantage compared with competitors that are less leveraged;

•	increase our vulnerability to general adverse economic and industry conditions; and

•	limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

      In addition, the terms of our Nashville hotel loan, our new revolving credit facility and the indenture governing our 8% senior notes allow us to incur substantial amounts of additional debt subject to certain limitations. Any such additional debt could increase the risks associated with our substantial leverage.

Although unsecured debt securities issuable hereunder may be referred to as senior notes, they are effectively subordinated to our and the subsidiary guarantors’ secured debt and the liabilities of our non-guarantor subsidiaries.

      Debt securities we may issue hereunder, and any guarantee of the debt securities, are unsecured and therefore will be effectively subordinated to any secured debt we, or the relevant guarantor, may incur to the extent of the assets securing such debt. In the event of a bankruptcy or similar proceeding involving us or a guarantor, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the debt securities we may issue pursuant to this prospectus. Debt securities issued hereunder will be effectively subordinated to our Nashville hotel loans and any borrowings under our new revolving credit facility (which has approximately $88.7 million of availability) and our other secured debt. The terms of the indenture governing the notes allows us to incur substantial amounts of additional secured debt. In addition, the debt securities are effectively subordinated to the liabilities of our non-guarantor subsidiaries.

Even if debt securities issued hereunder are the subject of subsidiary guarantees, not all of our subsidiaries would guarantee any debt securities issued hereunder, and the assets of our non-guarantor subsidiaries may not be available to make payments on the debt securities.

      Even if debt securities issued hereunder are the subject of subsidiary guarantees, not all of our subsidiaries would guarantee debt securities issued hereunder. In particular, our subsidiary that incurred our Nashville hotel loan, and certain affiliates thereof, and all of our future unrestricted subsidiaries will not guarantee, the debt securities issued hereunder. Payments on debt securities issued under this prospectus are only required to be made by us and any subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the debt securities, unless those assets are transferred by dividend or otherwise to us or a subsidiary guarantor. In 2002, our non-guarantor subsidiaries had revenues of $206.1 million, or 50.9% of our consolidated 2002 revenues, and loss from continuing operations before income taxes of $25.6 million. Similarly, at September 30, 2003, our non-guarantor subsidiaries had total assets of $531.5 million.

      In the event that any non-guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and its trade creditors generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Consequently, your claims in respect of the debt securities guaranteed by our subsidiaries that are co-registrants hereunder are effectively subordinated to all of the liabilities of our non-guarantor subsidiaries, including trade payables. As of September 30, 2003, our non-guarantor subsidiaries had $349.6 million of debt and other liabilities (excluding intercompany liabilities).

Gaylord Entertainment Company is a holding company.

      Gaylord Entertainment Company is a holding company, and it conducts a substantial portion of its operations through its subsidiaries. As a result, its ability to meet its debt service obligations, including its obligations under debt securities it issues, substantially depends upon its subsidiaries’ cash flow and payment of funds to it by its subsidiaries as dividends, loans, advances or other payments. In addition, the payment of dividends or the making of loans, advances or other payments to Gaylord Entertainment Company may be subject to regulatory or contractual restrictions.

To service our debt, we will require a significant amount of cash, which may not be available to us.

      Our ability to make payments on, or repay or refinance, our debt, including any debt securities we may issue hereunder, and to fund planned capital expenditures will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our Nashville hotel loan and our new revolving credit facility and our other debt agreements, including the indenture governing our 8% senior notes due 2013 and other agreements we may enter into in the future. Specifically, we will need to maintain certain financial ratios and complete construction of the Gaylord Texan in Grapevine, Texas in 2004. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our new revolving credit facility or from other sources in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs.

      In addition, we will be required to refinance our Nashville hotel loan ($201.2 million outstanding as of September 30, 2003), which matures in 2004, subject to extension to 2006, and our new revolving credit facility which matures in 2006. At the expiration of the secured forward exchange contract relating to shares of Viacom stock we own, we will be required to incur additional debt or use any cash on hand to pay the deferred tax payable at that time. See Note 10 to our consolidated financial statements for the year ended December 31, 2002. We cannot assure you that we will be able to refinance any of our debt, including our Nashville hotel loan and our new revolving credit facility or finance the deferred taxes on our Viacom stock on commercially reasonable terms or at all. If we were unable to make payments or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with our lenders to restructure the applicable debt.

      Our credit agreements, the indenture governing our 8% senior notes and the indenture governing any debt securities we issue may restrict, or market or business conditions may limit, our ability to do some of these things.

The agreements governing our debt, including our 8% senior notes due 2013 and our senior secured loans, contain various covenants that limit our discretion in the operation of our business and could lead to acceleration of debt.

      Our existing agreements, including our new revolving credit facility, our Nashville hotel loan and our 8% senior notes, impose, and future financing agreements are likely to impose, operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and ratios, including minimum consolidated net worth, minimum interest coverage ratio and maximum leverage ratios, and limit or prohibit our ability to, among other things:

•	incur additional debt and issue preferred stock;

•	create liens;

•	redeem and/or prepay certain debt;

•	pay dividends on our stock to our stockholders or repurchase our stock;

•	make certain investments;

•	enter new lines of business;

•	engage in consolidations, mergers and acquisitions;

•	make certain capital expenditures; and

•	pay dividends and make other distributions from our subsidiaries to us.

      These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities. In addition, our new revolving credit facility requires us to meet certain conditions relating to the Gaylord Texan in Grapevine, Texas by June 30, 2004. In particular, we are required to achieve substantial completion and initial opening of the Gaylord Texan by June 30, 2004. Failure to meet these conditions on schedule could result in a default and acceleration of any borrowings under our new revolving credit facility.

      Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants and maintain these financial tests and ratios. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity for the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing.

Any subsidiary guarantees may not be enforceable because of fraudulent conveyance laws or state corporate laws prohibiting shareholder distributions by an insolvent subsidiary.

      Any subsidiary guarantees of our debt securities may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws or state laws prohibiting subsidiary guarantees or other shareholder distributions by an insolvent subsidiary if a bankruptcy lawsuit or other action is commenced by or on behalf of our or the guarantors’ unpaid creditors.

      Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee), such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•	received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor:

•	was insolvent or was rendered insolvent by reason of the related financing transactions;

•	was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business;

•	intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature; or

•	in some states, had assets valued at less than its liabilities, or would not be able to pay its debts as they become due in the usual course of business (regardless of the consideration for incurring the debt);

as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes or shareholder distribution statute, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

      In addition, the subsidiary guarantors may be subject to the allegation that, since they incurred their guarantees for our benefit, they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, is greater than its assets, at fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

      If a guarantee is voided as a fraudulent conveyance, is a prohibited distribution to the parent shareholder or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be Gaylord Entertainment Company’s creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee may constitute a default under the indenture, which default would cause all outstanding notes to become immediately due and payable.

We may be unable to make a change of control offer required by the indenture governing our 8% senior notes due 2013, which would cause defaults under the indenture governing the 8% senior notes, our new revolving credit facility and our other financing arrangements.

      The terms of our outstanding 8% senior notes require us to make an offer to repurchase the notes upon the occurrence of a change of control at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of the purchase. The terms of our new revolving credit facility may require, and other financing arrangements may require, repayment of amounts outstanding in the event of a change of control and limit our ability to fund the repurchase of the 8% notes in certain circumstances. It is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our new revolving credit facility and other financing agreements will not allow the repurchases.

Other Risks Related to an Investment in Our Securities

The market price for our common stock, or other equity securities we may issue, may be volatile.

      In recent periods, there has been significant volatility in the market price for our publicly traded common stock. In addition, the market price of our publicly traded equity securities could fluctuate substantially in the future in response to a number of factors, including the following:

•	our quarterly operating results or the operating results of other hospitality companies;

•	changes in general conditions in the economy, the financial markets or the hospitality or vacation rental industry;

•	changes in financial estimates or recommendations by stock market analysts regarding us or our competitors;

•	announcements by us or our competitors of significant acquisitions;

•	increases in labor and other costs; and

•	natural disasters, riots or other developments affecting us or our competitors.

      In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance. These broad market fluctuations may materially adversely affect our stock price, regardless of our operating results.

ERISA plan fiduciaries must consider certain factors before investing.

      Depending upon the particular circumstances of the plan, an investment in our securities may not be an appropriate investment for an ERISA (as hereinafter defined) plan, a qualified plan or individual retirement accounts and individual retirement annuities (collectively, “IRAs”). The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most non-governmental employee benefit plans in the United States. In deciding whether to purchase any of our securities, a fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (an

“ERISA Plan”), in consultation with its advisors, should carefully consider its fiduciary responsibilities under ERISA, the prohibited transactions rules of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”), and the effect of the “plan asset” regulations issued by the U.S. Department of Labor.

Our certificate of incorporation and bylaws and Delaware law could make it difficult for a third party to acquire our company.

      The Delaware General Corporation Law (“DGCL”) and our certificate of incorporation and bylaws contain provisions that could delay, deter or prevent a change in control of our company or our management. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions:

•	authorize us to issue “blank check” preferred stock, which is preferred stock that can be created and issued by our board of directors, without stockholder approval, with rights senior to those of common stock;

•	provide that directors may only be removed with cause by the affirmative vote of at least a majority of the votes of shares entitled to vote thereon; and

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

      We are also subject to anti-takeover provisions under Delaware law, which could also delay or prevent a change of control. Together, these provisions of our certificate of incorporation and bylaws and Delaware law may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for publicly traded equity securities, and also could limit the price that investors are willing to pay in the future for shares of our publicly traded equity securities.

Our issuance of preferred stock could adversely affect holders of our common stock and discourage a takeover.

      Our board of directors has the power to issue up to 100.0 million shares of preferred stock without any action on the part of our stockholders. As of September 30, 2003, we had no shares of preferred stock outstanding. Our board of directors also has the power, without stockholder approval, to set the terms of any new series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue additional shares of preferred stock in the future that have preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to our stockholders.

Future sales of our common stock in the public market could adversely affect our stock price and our ability to raise funds in new stock offerings.

      Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise capital through future offerings of equity securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      The prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 2lE of the Securities Exchange Act of 1934. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. Forward-looking statements may include the words “may,” “will,” “plans,” “estimates,” “anticipates,” “believes,” “expects,” “intends” and similar expressions. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected or assumed in our forward-looking statements. These factors, risks and uncertainties include, among others, the following:

•	the potential adverse effect of our debt on our cash flow and our ability to fulfill our obligations under the notes;

•	the availability of debt and equity financing on terms that are favorable to us;

•	the challenges associated with the integration of ResortQuest’s operations into our operations;

•	general economic and market conditions and economic and market conditions related to the hotel and large group meetings and convention industry;

•	the timing, budgeting and other factors and risks relating to new hotel development, including our ability to open the Gaylord Texan in Grapevine, Texas;

•	our restatement of our financial results and the related SEC investigation;

•	the possibility that an active market may not develop for the securities we sell pursuant to this prospectus and therefore hinder your ability to liquidate your investment; and

•	other risks that are described in “Risk Factors.”

      Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we do not intend, and we undertake no obligation, to update any forward-looking statement. We urge you to review carefully “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in our securities.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may request a copy of our filings at no cost, by writing or telephoning us at the following address:

Gaylord Entertainment Company
One Gaylord Drive
Nashville, Tennessee 37214
Attn: Corporate Secretary
Telephone: (615) 316-6000

      This prospectus, which is part of the registration statement, omits some of the information included in the registration statement as permitted by the rules and regulations of the Commission. As a result, statements made in this prospectus as to the contents of any contract or other document are not necessarily complete. You should read the full text of any contract or document filed as an exhibit to the registration statement for a more complete understanding of the contract or document or matter involved.

INCORPORATION OF INFORMATION BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, meaning that we can disclose important information by referring to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our company and its finances.

•	Gaylord’s annual report on Form 10-K for the fiscal year ended December 31, 2002, filed with the SEC on March 31, 2003

•	Gaylord’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2003, filed with the SEC on May 15, 2003

•	Gaylord’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2003, filed with the SEC on August 14, 2003

•	Gaylord’s quarterly report on Form 10-Q for the quarterly period ended September 30, 2003, filed with the SEC on November 14, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on January 17, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on June 30, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on August 5, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on September 18, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on October 20, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on October 29, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on November 4, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on November 13, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on November 20, 2003

•	Gaylord’s current report on Form 8-K filed with the SEC on January 9, 2004

•	The description of Gaylord’s common stock set forth in Gaylord’s Form 10/A-3, filed on August 29, 1997, and as updated in Item I on Gaylord’s Schedule 14A, filed on April 5, 2001

      We are also incorporating by reference additional documents that we file with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the date the offering is terminated.

      Information furnished under Items 9 and 12 of our Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus and the registration statement.

      We will provide to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the information that we have incorporated by reference into this prospectus but not delivered with this prospectus. To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to our Corporate Secretary, Gaylord Entertainment Company, One Gaylord Drive, Nashville, Tennessee 37214 (telephone (615) 316-6000). The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus. See also “Where You Can Find Additional Information.”

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR A SUPPLEMENT HERETO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS.

THE COMPANY

General

      We are the only hospitality company focused primarily on the large group meetings segment of the lodging market. Our hospitality business includes our Gaylord branded hotels consisting of the Gaylord Opryland Resort & Convention Center in Nashville, Tennessee, the Gaylord Palms Resort & Convention Center near Orlando, Florida and the Gaylord Texan Resort & Convention Center near Dallas, Texas (scheduled completion date: April 2004). We also own and operate the Radisson Opryland Hotel in Nashville, Tennessee. Driven by our “All in One Place” strategy, our award-winning Gaylord branded hotels incorporate not only high quality lodging, but also significant meeting, convention and exhibition space, superb food and beverage options and retail facilities within a single self-contained property. As a result, our properties provide a convenient and entertaining environment for our convention guests. In addition, our custom-tailored, all-inclusive solutions cater to the unique needs of meeting planners.

      In order to strengthen and diversify our hospitality business, on November 20, 2003, we acquired ResortQuest International, Inc. in a stock-for-stock transaction. ResortQuest is a leading provider of vacation condominium and home rental property management services in premier destination resort locations in the United States and Canada, with a branded network of vacation rental properties. ResortQuest currently offers management services to approximately 20,000 vacation rental properties.

      In addition to our hospitality business, we own and operate several attractions in Nashville, including the Grand Ole Opry, a live country music variety show, which is the nation’s longest running radio show and an icon in country music. Our local Nashville attractions provide entertainment opportunities for Nashville-area residents and visitors, including our Nashville hotel and convention guests, while adding to our destination appeal.

      Our operations are organized into four principal business segments: (i) Hospitality, which includes our hotel operations; (ii) Opry and Attractions Group, which includes our Nashville attractions and assets related to the Grand Ole Opry; (iii) ResortQuest, which is our vacation rental and property management business; and (iv) Corporate and Other, which includes corporate expenses and results from our minority investments.

Address and Telephone Number

      Our executive offices are located at One Gaylord Drive, Nashville, Tennessee 37214. Our telephone number is (615) 316-6000. Our website address is http://www.gaylordentertainment.com. Information on our website is not a part of this prospectus.

USE OF PROCEEDS

      Except as otherwise provided in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include reducing our outstanding indebtedness, increasing our working capital, acquisitions and capital expenditures. Pending the application of the net proceeds, we expect to invest the proceeds in short-term, interest-bearing instruments or other investment-grade securities.

RATIO OF EARNINGS TO FIXED CHARGES

      The ratio of earnings to fixed charges below is computed by dividing (a) the sum of income from continuing operations before income taxes, plus fixed charges, plus amortization of capitalized interest, less interest capitalized, by (b) fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor. For the nine months ended September 30, 2003 and for the years ended December 31, 2000 and 2001, earnings were insufficient to cover fixed charges. The amount of earnings needed to cover fixed charges were $45.6 million for the nine months ended September 30, 2003 and $167.3 million and $37.8 million for the years ended December 31, 2000 and 2001, respectively.

						Nine Months
						Ended
						September 30,

	1998	1999	2000	2001	2002	2002	2003

Other Financial Data
Ratio of earnings to fixed charges	2.61x	28.03x	—	—	1.12x	1.30x	—

GENERAL DESCRIPTION OF SECURITIES WE MAY OFFER

      We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $500,000,000 in aggregate offering price of:

•	secured or unsecured debt securities, in one or more series, which may be either senior debt securities, senior subordinated debt securities or subordinated debt securities;

•	guarantees of our obligations under the debt securities;

•	shares of our preferred stock, par value $0.01 per share, in one or more classes or series;

•	shares of our common stock, par value $0.01 per share, in one or more classes;

•	warrants to purchase our common stock; or

•	any combination of the foregoing, either individually or as units consisting of one or more of the foregoing, each on terms to be determined at the time of sale.

      We may issue the debt securities as exchangeable and/or convertible debt securities exchangeable for or convertible into shares of common stock or preferred stock. The preferred stock may also be exchangeable for and/or convertible into shares of common stock or another series of preferred stock. The debt securities, the guarantees, the preferred stock, the common stock and the warrants are collectively referred to herein as the “Securities.” When a particular series of Securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered Securities.

DESCRIPTION OF DEBT SECURITIES

      We summarize below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the debt securities will be contained in the applicable notes. The notes have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the provisions of the notes. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

      The terms of each series of debt securities will be established by or pursuant to (a) a supplemental indenture, (b) a resolution of our board of directors, or (c) an officers’ certificate pursuant to authority granted under a resolution of our board of directors. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement). In the event of any discrepancy or conflict between the terms of a particular series of debt securities as set forth in a prospectus supplement and the terms described in this prospectus, the terms set forth in the prospectus supplement will govern such series.

      We can issue an unlimited amount of debt securities under the indenture. Such debt securities may be issued in one or more series, with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, premium and interest on the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•	if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the “Events of Default” described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

      In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the supplemental indenture, board resolution or officer’s certificate related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

      We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

      If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

      Each debt security will be represented by either (a) one or more global securities registered in the name of The Depository Trust Company, as Depositary (the “Depositary”), or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or (b) a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

      Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

      You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

      Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

      The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

      Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

      So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

      We understand that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

      We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

      We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

      We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

      We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection In the Event of a Change of Control

      Unless otherwise provided by the terms of an applicable series of debt securities, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

      We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

      Unless otherwise provided by the terms of an applicable series of debt securities, we may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•	we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after giving effect to the transaction, no Default or Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Events of Default

      Unless otherwise provided by the terms of an applicable series of debt securities, an “Event of Default” means any of the following with respect to a series of debt securities:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable for 30 days;

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•	default in the deposit of any sinking fund payment, if any, when and as due in respect of any debt security of that series;

•	certain defaults under certain of our and our subsidiaries’ mortgages, indentures or instruments under which there may be issued or by which there may be secured or evidenced any debt for money borrowed;

•	certain events of bankruptcy, insolvency or reorganization of ours; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

      No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of an Event of Default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

      Unless otherwise provided by the terms of an applicable series of debt securities, if an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

      The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

      No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of at least a 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

      Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

      The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

      Unless otherwise provided by the terms of an applicable series of debt securities, we may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of a series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	change the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or alter or waive any of the provisions with respect to the redemption of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

      Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

      Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of cash and/or non-callable Government Securities in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

      This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

      Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

      The conditions include:

•	depositing with the trustee cash and/or non-callable Government Securities in such amounts as will be sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

      “Government Securities” means, securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), and additionally, in respect of any Series of Securities denominated in other than United States dollars, securities issued or directly and fully guaranteed or insured by the government in whose currencies such Series of Securities are denominated (which in the case of the Euro shall be deemed to include any government whose functional currency is the Euro).

Governing Law

      The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF GUARANTEES

      Our wholly owned subsidiaries listed as co-registrants on our registration statement may in whole or in part enter into guarantees of our obligations under the debt securities on terms which will be described in any applicable prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

      The summaries of selected provisions of our common stock and preferred stock are not complete. Those summaries are subject to, and are qualified entirely by, the provisions of our certificate of incorporation, bylaws and debt agreements, all of which are included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read our certificate of incorporation, bylaws and debt agreements. The applicable prospectus supplement may also contain a summary of selected provisions of our preferred stock, common stock and debt agreements. To the extent that any particular provision described in a prospectus supplement differs from any of the provisions described in this prospectus, then the provisions described in this prospectus will be deemed to have been superseded by that prospectus supplement.

      We summarize below some of the provisions that will apply to the preferred stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the preferred stock will be contained in the prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

      We have authority to issue 100 million shares of preferred stock. As of December 31, 2003, no shares of our preferred stock were outstanding. The Gaylord board of directors, without further action by the stockholders, are authorized to issue up to 100 million shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights, and any other preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions.

      The applicable prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the number of shares and designation or title of the shares;

•	any liquidation preference per share;

•	any date of maturity;

•	any redemption, repayment or sinking fund provisions;

•	any dividend rate or rates payable with respect to the shares;

•	any voting rights;

•	the terms and conditions upon which the preferred stock is convertible or exchangeable, if it is convertible or exchangeable;

•	any conditions or restrictions on the creation of indebtedness by us or upon the issuance of any additional stock; and

•	any additional preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption.

      All shares of preferred stock offered will, when issued against payment of the consideration payable therefor, be fully paid and non-assessable.

DESCRIPTION OF COMMON STOCK

      We summarize below some of the provisions that will apply to the common stock unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the common stock will be contained in the applicable prospectus supplement. You should read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

      We have authority to issue up to 150 million shares of common stock. As of January 8, 2004, 39,408,479 shares of our common stock were outstanding. Holders of common stock are entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote. There are no cumulative voting rights and holders of common stock do not have preemptive rights. All issued and outstanding shares of common stock are validly issued, fully paid, and nonassessable. Holders of common stock are entitled to such dividends as may be declared from time to time by the board of directors out of funds legally available for that purpose. Upon dissolution, holders of common stock are entitled to share pro rata in our assets remaining after payment in full of all our liabilities and obligations, including payment of the liquidation preference, if any, of any preferred stock then outstanding.

Impact of Preferred Stock Issuances on Common Stock

      Our board of directors, without further action by the stockholders, is authorized to issue up to 100,000,000 shares of preferred stock in one or more series and to designate as to any such series the dividend rate, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights, and any other preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions. The rights of the holders of our common stock are subject to, and may be affected adversely by, the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

      We have appointed SunTrust Bank, Atlanta, Georgia as the Transfer Agent and Registrar for our common stock.

Redemption Provision

      Applicable law requires that the total percentage of shares of our capital stock owned of record or voted by non-United States persons or entities shall not exceed 25% and contains certain other restrictions on stock ownership. Under Article IV(D) of the certificate of incorporation, we have the right to prohibit the ownership or voting, or to redeem outstanding shares, of our capital stock if the board of directors determines that such prohibition or redemption is necessary to prevent the loss or secure the reinstatement of any governmental license or franchise held by us or to otherwise comply with the Communications Act of 1934 or any other similar legislation affecting us.

The Delaware Business Combination Act

      We are a Delaware corporation and are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In general, Section 203 provides that a Delaware corporation may not, for a period of three years, engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an “interested stockholder” (defined generally as a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s outstanding voting stock) unless: (a) the transaction resulting in a person’s becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (b) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by certain persons) in the same transaction that makes it an interested stockholder or (c) the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder.

Certain Certificate of Incorporation and Bylaw Provisions

General

      Certain provisions of the certificate of incorporation and our bylaws could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions described below, which may involve an actual or threatened change of control. The provisions are designed to reduce the vulnerability of our company to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of our company. The provisions are also intended to discourage certain tactics that may be used in proxy fights. Our board of directors believes that, as a general rule, such takeover proposals would not be in the best interests of our company and our stockholders.

Special Meetings of Stockholders; Action by Written Consent

      The certificate of incorporation provides that no action may be taken by stockholders except at an annual or special meeting of stockholders and prohibits action by written consent in lieu of a meeting. The certificate of incorporation provides that special meetings of stockholders may be called only by the Chairman or by a majority of the members of our board of directors. This provision will make it more difficult for stockholders to take action opposed by our board of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

      The bylaws establish an advance notice procedure for the nomination, other than by or at the direction of our board of directors or a committee thereof, of candidates for election as directors as well as for other stockholder proposals to be considered at stockholders’ annual meetings. These limitations on stockholder proposals do not restrict a stockholder’s right to include proposals in our annual meeting proxy materials pursuant to rules promulgated under the Exchange Act. The purpose of requiring advance notice is to afford our board of directors an opportunity to consider the qualifications of the proposed nominees or the merits of other stockholder proposals and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders about those matters.

Certificate of Incorporation and Bylaws Amendments

      The certificate of incorporation requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock in order to amend certain of its provisions, including any provisions concerning (a) the election and removal of directors, (b) the amendment of the bylaws, (c) any proposed compromise or arrangement between us and our creditors, (d) the withholding of the rights of stockholders to act by written consent or to call a special meeting, (e) the limitations of liability of directors and indemnification of directors, officers, employees and agents and (f) the percentage of votes represented by capital stock required to approve certain amendments to the certificate of incorporation. These voting requirements will make it more difficult for stockholders to make changes in the certificate of incorporation that would be designed to facilitate the exercise of control over our company. In addition, the requirement of approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of the voting securities of the Company to prevent the holders of a majority or more of such securities from amending such provisions.

      In addition, the certificate of incorporation provides that stockholders may only amend the bylaws by the affirmative vote of 66 2/3% of our outstanding voting stock.

Indemnification and Insurance

      Pursuant to authority conferred by the DGCL, the certificate of incorporation contains a provision providing that no director shall be liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as then in effect or as the same may be amended. This provision is intended to eliminate the risk that a director might incur personal liability to us or our stockholders for breach of the duty of care.

      DGCL Section 145 contains provisions permitting, and in some situations requiring, Delaware corporations, such as Gaylord, to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. Our certificate of incorporation and bylaws contain provisions requiring indemnification by the company of, and advancement of expenses to, its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for our officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, and in certain cases, only if the director or officer is not adjudged to be liable to the company.

      We maintain insurance on behalf of any person who is or was a director or officer of our company, or is now or was a director or officer of the company serving at the request of the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and all shares being offered by this prospectus will be when issued against payment of the consideration payable therefor, fully paid and not liable to further calls or assessment by us.

      The ability of our board of directors to issue preferred stock with provisions determined by the board of directors, and some of the provisions in our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire or take control of us. These provisions could limit the price investors may be willing to pay for our common stock, and may deprive holders of our common stock of any premium that they might otherwise realize from a takeover.

DESCRIPTION OF WARRANTS

      We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. This summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

General

      We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

      The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

•	the title and aggregate number of warrants;

•	the price or prices at which the warrants will be issued;

•	the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

•	the date on which the right to exercise the warrant begins and the date on which the right expires;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

•	any provision dealing with the date on which the warrants and related securities will be separately transferable;

•	any mandatory or optional redemption provision;

•	the identity of the warrant agent; and

•	any other terms of the warrants.

      The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock acquirable upon exercise of such warrant.

Exercise of Warrants

      To exercise the warrants, the holder must provide the warrant agent with the following:

•	payment of the exercise price;

•	any required information described on the warrant certificates;

•	the number of warrants to be exercised;

•	an executed and completed warrant certificate; and

•	any other items required by the warrant agreement.

      If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

      The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

      Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Warrant Agreement

      The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

•	to cure any ambiguity;

•	to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

•	to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

PLAN OF DISTRIBUTION

      We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement. We have reserved the right to sell securities directly to investors on our own behalf in those jurisdictions where and in such manner as we are authorized to do so.

      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. Sales of common stock or preferred stock may be effected from time to time in one or more transactions on the New York Stock Exchange (“NYSE”) or in negotiated transactions or a combination of those methods. We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any underwriter, dealer or agent will be identified, and any compensation received from us will be described in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell such securities at varying prices to be determined by the dealer.

      Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by us or a selling stockholder for expenses.

      To facilitate an offering of a series of securities, persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than have been sold to them by us. In those circumstances, such persons would cover such over-allotments or short positions by purchasing in the open market or by exercising the over-allotment option granted to those persons. In addition, those persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to underwriters or dealers participating in any such offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

      Any common stock sold pursuant to this prospectus will be listed on the NYSE, subject to official notice of issuance.

LEGAL MATTERS

      Certain legal matters with respect to securities offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee, and by Carter R. Todd, Esq., Senior Vice President, Secretary and General Counsel of the Company, as to certain of our subsidiaries.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited Gaylord’s consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in Gaylord’s current report on Form 8-K filed January 9, 2004 as set forth in their report, which is incorporated by reference in this registration statement (Form S-3). Ernst & Young LLP, independent auditors, have also audited certain Gaylord financial statement schedules included in Gaylord’s Annual Report (Form 10-K) for the year ended December 31, 2002, as set forth in their report dated February 5, 2003, which is incorporated by reference in this registration statement (Form S-3). Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

          We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been so authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

$500,000,000

Debt Securities

Guarantees
Preferred Stock
Common Stock
Warrants

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution.

      The expenses to be paid by us in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee	$40,450
*Printing and Engraving Expenses	24,550
*Legal Fees and Expenses	40,000
*Accounting Fees and Expenses	40,000
*New York Stock Exchange Fees	25,000
*Trustee fees	30,000
*Miscellaneous	15,000

*Total	$215,000

*	Estimated.

Item 15.     Indemnification of Directors and Officers.

Delaware Registrants

      The following registrants are, as specified below, corporations, limited liability companies or limited partnerships organized under the laws of the State of Delaware: Gaylord Entertainment Company (the “Company”), Gaylord Creative Group, Inc., Gaylord Investments, Inc., Gaylord Program Services, Inc., Opryland Attractions, Inc., Opryland Theatricals, Inc., ResortQuest International, Inc., Base Mountain Properties, Inc., Coastal Resorts Management, Inc., Coates, Reid & Waldron, Inc., CRW Property Management, Inc., Exclusive Vacation Properties, Inc., High Country Resorts, Inc., K-T-F Acquisition Co., Mountain Valley Properties, Inc., Plantation Resort Management, Inc., ResortQuest Hilton Head, Inc., Ridgepine, Inc., Scottsdale Resort Accommodations, Inc. and Steamboat Premier Properties, Inc. (the “Delaware Corporate Registrants”) and CCK Holdings, LLC, Gaylord Hotels, LLC, OLH Holdings, LLC, Opryland Hotel-Texas, LLC, Coastal Resorts Realty, LLC, and ResortQuest Southwest Florida, LLC (the “Delaware LLC Registrants”), and Opryland Hotel-Texas Limited Partnership (the “Delaware LP Registrant”).

      Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation) or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses, (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. If the person indemnified is not wholly successful in such action, suit or proceeding, but is successful, on the merits or otherwise, in one or more but less than all claims, issues or matters in such proceeding, he or she may be indemnified against expenses actually and reasonably incurred in connection with each successfully resolved claim, issue or matter. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of

Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or manner therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 18-108 of the Delaware Limited Liability Company Act, empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other person from and against any all claims and demands whatsoever. Section 17-108 of the Delaware Revised Uniform Limited Partnership Act, or the LP Act, empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

      Pursuant to authority conferred by Delaware law, the Delaware Corporate Registrants’ certificates of incorporation, the Delaware LLC Registrants’ certificates of formation and the Delaware Limited Partnership’s limited partnership agreement, contain provisions providing that no director, manager or limited partner, as the case may be, shall be liable to it or its stockholders, members or partners, as the case may be, for monetary damages for breach of fiduciary duty as a director, member or partner, as the case may be, except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law as then in effect or as it may be amended. This provision is intended to eliminate the risk that a director, member or limited partner might incur personal liability to the Company or its stockholders, members or partners for breach of the duty of care.

      The Delaware Corporate Registrants’ certificates of incorporation and bylaws, the Delaware LLC Registrants’ certificates of formation and limited liability company agreements and the Delaware LP Registrant’s limited partnership agreement contain provisions requiring Gaylord to indemnify and advance expenses to its directors, members or limited partners, as the case may be, and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each registrant’s officers and directors, members, and limited partners, as the case may be, against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director, member, partner or officer in defense of any such lawsuit or proceeding if the director, member, partner or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and in certain cases only if the director, member, limited partner or officer is not adjudged to be liable to the company.

      The Delaware Corporate Registrants, the Delaware LLC Registrants and the Delaware LP Registrant maintain insurance on behalf of any person who is or was its director, member, limited partner or officer, or is now or was serving at the request of the applicable registrant as a director, member, limited partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not any registrant would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws, limited liability company agreement or limited partnership agreement.

California Registrant

      Cove Management Services, Inc. (“Cove Management”) is a corporation incorporated under the laws of the State of California. Section 317 of the California Corporations Code provides for the indemnification of officers, directors, and other corporate agents of a California corporation in substantially the same manner and to same extent as Section 145, inter alia, of the Delaware General Corporation Law as previously described applies to Delaware corporations except that: (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation; (ii) the Delaware General Corporation Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors; (iii) in a case of stockholders’ approval of indemnification, the California Corporations Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person; and (iv) the California Corporations Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware General Corporation Law permits the directors in any circumstances to appoint counsel to undertake such determination.

      Section 317 of the California Corporations Code provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholders vote, agreement or otherwise. Cove Management’s articles of incorporation and bylaws provide that the corporation will indemnify its directors and officers to the fullest extent not prohibited by the California Corporation Code.

      Cove Management maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of Cove Management as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Cove Management would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Colorado Registrants

      The following registrants are corporations or limited liability companies (as specified below) organized under the laws of the State of Colorado: Accommodations Center, Inc., Collection of Fine Properties, Inc., Columbine Management Company, First Resort Software, Inc., Houston and O’Leary Company, Telluride Resort Accommodations, Inc. and Ten Mile Holdings, Ltd. (the “Colorado Corporate Registrants”) and Peak Ski Rentals, LLC (“Peak Ski”).

      Section 7-109-102 of the Colorado Business Corporation Act specifies the circumstances under which a corporation may indemnify its directors, officers, employees or agents. For acts done in a person’s “official capacity,” the Colorado Business Corporation Act generally requires that an act be done in good faith and in a manner reasonably believed to be in the best interests of the corporation. In all other civil cases, the person must have acted in good faith and in a way that was not opposed to the corporation’s best interests. In criminal actions or proceedings, the Colorado Business Corporation Act imposes an additional requirement that the actor had no reasonable cause to believe his conduct was unlawful. In any proceeding by or in the right of the corporation, or charging a person with the improper receipt of a personal benefit, no indemnification, except for court-ordered indemnification for reasonable expenses occurred, can be made. Indemnification is mandatory when any director or officer is wholly successful, on the merits or otherwise, in defending any civil or criminal proceeding. Section 7-80-410 of the Colorado Limited Liability Company Act provides that a limited liability company shall indemnify every member and manager, and in the case of any other person, may indemnify, in respect of payments made and personal liabilities reasonably incurred by that member or manager in the ordinary and proper conduct of the limited liability company’s business or for the preservation of the limited liability company’s business or property.

      The Colorado Corporate Registrants’ articles of incorporation and bylaws, and Peak Ski’s articles of organization and operating agreement, contain provisions requiring each registrant to indemnify and advance expenses to, its directors, members, or officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each company’s officers, directors or members against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director, member or officer in defense of any such lawsuit or proceeding if the director, member or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director, member or officer is not adjudged to be liable to the company.

      The Colorado Corporate Registrants and Peak Ski maintain insurance on behalf of any person who is or was its director, member or limited partner or officer, or is now or was serving at the request of the applicable company as a director, member, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not any company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws or operating agreement.

Florida Registrants

      The following registrants are corporations, limited liability companies or limited partnerships (as specified below) organized under the laws of the State of Florida: Abbott Realty Services, Inc. and The Tops’l Group, Inc. (the “Florida Corporate Registrants”), Abbott & Andrews Realty, LLC, Abbott Resorts, LLC, Advantage Vacation Homes by Styles, LLC, Bluebill Properties, LLC, Coastal Real Estate Sales, LLC, Priscilla Murphy Realty, LLC, Styles Estates, LLC and Tops’l Club of NW Florida, LLC (the “Florida LLC Registrants”) and Opryland Hotel-Florida Limited Partnership (the “Florida LP Registrant”).

      Section 607.0850 of the Florida Business Corporation Act generally provides that a corporation shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Section 608.4229 of the Florida Limited Liability Company Act provides that subject to such standards and restrictions, if any, as are set forth in its articles of organization or operating agreement, a limited liability company may, and shall have the power to, but shall not be required to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Notwithstanding the foregoing, indemnification or advancement of expenses shall not be made to or on behalf of any member, manager, managing member, officer, employee, or agent if a judgment or other final adjudication establishes that the actions, or omissions to act, of such member, manager, managing member, officer, employee, or agent were material to the cause of action so adjudicated and constitute any of the following: (a) a violation of criminal law, unless the member, manager, managing member, officer, employee, or agent had no reasonable cause to believe such conduct was unlawful; (b) a transaction from which the member, manager, managing member, officer, employee, or agent derived an improper personal benefit; (c) in the case of a manager or managing member, a circumstance under which the liability provisions of s. 608.426 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the limited liability company in a proceeding by or in the right of the limited liability company to procure a judgment in its favor or in a proceeding by or in the right of a member.

      The Florida Corporate Registrants’ articles of incorporation and bylaws, the Florida LLC Registrants’ articles of organization and limited liability company declaration, and the Florida LP Registrant’s limited partnership agreement, contain provisions requiring each respective company to indemnify and advance expenses to its directors, members, partners and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each company’s officers, directors, members and partners against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director, member, partner or officer in defense of any such lawsuit or proceeding if the director, member, partner or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director, member, partner or officer is not adjudged to be liable to company.

      The Florida Corporate Registrants, the Florida LLC Registrants, and the Florida LP Registrant, maintain insurance on behalf of any person who is or was its director, member, partner or officer, or is now or was serving at the request of the company as a director, member, partner, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws, limited liability company declaration or limited partnership agreement.

Georgia Registrant

      THE Management Company and Trupp-Hodnett Enterprises, Inc. (the “Georgia Registrants”) are both incorporated under the laws of the State of Georgia.

      Sections 14-2-852 through 857 of the Georgia Business Corporation Code generally permit a corporation to indemnify any director, officer or other person who is a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

      The Georgia Registrants’ articles of incorporation and bylaws contain provisions requiring the company to indemnify and advance expenses to, its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for the company’s officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director or officer is not adjudged to be liable to company.

      The Georgia Registrants maintain insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Hawaii Registrants

      The following registrants are corporations or limited liability companies (as specified below) organized under the laws of the State of Hawaii: Maui Condominium and Home Realty, Inc., REP Holdings, Ltd., and RQI Holdings, Ltd. (the “Hawaii Corporate Registrants.”) and Office and Storage LLC and ResortQuest Hawaii, LLC (the “Hawaii LLC Registrants”).

      Section 414-242 through 246 of the Hawaii Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if: the individual conducted the individual’s self in good faith and the individual reasonably believed: (i) in the case of conduct of official capacity, that the individual’s conduct was in the best interests of the corporation; and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Furthermore, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

      The Hawaii Corporate Registrants’ articles of incorporation and bylaws, and the Hawaii LLC Registrants’ articles of organization and operating agreement, contain provisions requiring each company to indemnify and advance expenses to its directors, members and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each company’s officers, directors and members against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director, member or officer in defense of any such lawsuit or proceeding if the director, member or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director, member or officer is not adjudged to be liable to the company.

      The Hawaii Corporate Registrants and the Hawaii LLC Registrants maintain insurance on behalf of any person who is or was its director, member or officer, or is now or was serving at the request of each respective company as a director, member, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws or operating agreement.

Massachusetts Registrant

      The Maury People, Inc. (the “MP, Inc.”) is a corporation incorporated under the laws of the Commonwealth of Massachusetts.

      Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts generally provides that a corporation may indemnify its directors, officers, employees or agents against certain liabilities and expenses, which they may incur as directors, officers, employees or agents of a corporation.

      MP, Inc.’s articles of incorporation and bylaws contain provisions requiring the company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for the company’s officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director or officer is not adjudged to be liable to the company.

      MP, Inc. maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request the company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Massachusetts Registrant would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Montana Registrant

      Ryan’s Golden Eagle Management, Inc. (the “RGEM, Inc.”) is a corporation incorporated under the laws of the State of Montana.

      Section 35-1-452 of the Montana Business Corporation Act provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if: (a) he conducted himself in good faith; (b) he reasonably believed in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests and, in all other cases, that his conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Notwithstanding the foregoing, a corporation may not indemnify a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

      RGEM, Inc.’s certificate of incorporation and bylaws contain provisions requiring the company to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for RGEM, Inc.’s officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director or officer is not adjudged to be liable to the company.

      RGEM, Inc. maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request RGEM, Inc. as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not RGEM, Inc. would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

North Carolina Registrants

      B&B on the Beach, Inc., Brindley & Brindley Realty & Development, Inc. and R&R Resort Rental Properties, Inc. (the “North Carolina Registrants”) are all corporations incorporated under the laws of the State of North Carolina.

      Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit indemnification of a corporation’s directors and officers in a variety of circumstances.

      The North Carolina Registrants’ articles of incorporation and bylaws contain provisions requiring each company to indemnify and advance expenses to, its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for each company’s officers and directors against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advance and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company, and in certain cases only if the director or officer is not adjudged to be liable to company.

      The North Carolina Registrants maintain insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of each respective company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Tennessee Registrants

      The following registrants are corporations or limited liability companies (as specified below) organized under the laws of the State of Tennessee: Grand Ole Opry Tours, Inc., Opryland Productions, Inc. and

Wildhorse Saloon Entertainment Ventures, Inc. (the “Tennessee Corporate Registrants”) and Opryland Hospitality, LLC and Resort Rental Vacations, LLC (the “Tennessee LLC Registrants”).

      The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if: (a) such person acted in good faith; (b) in the case of conduct in an official capacity with the corporation, he reasonably believed such conduct was in the corporation’s best interests; (c) in all other cases, he reasonably believed that his conduct was at least not opposed to the best interests of the corporation; and (d) in connection with any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA provides that a court of competent jurisdiction, unless the corporation’s charter provides otherwise, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (a) such officer or director was adjudged liable to the corporation in a proceeding by or in the right of the corporation; (b) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (c) such officer or director breached his duty of care to the corporation.

      The charter and bylaws of each of the Tennessee Corporate Registrants provide that such registrant shall indemnify its officers and directors to the fullest extent allowed by the TBCA. In addition, the bylaws of each of the Tennessee Corporate Registrants authorize the corporation to purchase and maintain insurance for any individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation’s board of directors or its president as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.

      Section 48-243-101 of the Tennessee Limited Liability Company Act provides that a limited liability company may indemnify governors, officers and members of the limited liability company against liability if (1) the individual acted in good faith and (2) reasonably believed that such individual’s conduct in his or her official capacity was in the best interest of the limited liability company and in all other cases that such individual’s conduct was at least not opposed to the best interests of the limited liability company and (3) in a criminal proceeding, the individual had no cause to believe such individual’s conduct was unlawful. Section 48-243-101(b) also provides that unless otherwise provided by its articles of organization, a limited liability company may not indemnify a responsible person in connection with a proceeding to which the responsible person was adjudged liable to the limited liability company or in connection with a proceeding whereby such responsible person is adjudged liable to the limited liability company for receiving an improper personal benefit. Section 48-243-101(c) provides that unless otherwise provided by its articles of organization, a limited liability company shall indemnify a responsible person who was wholly successful in the defense of a proceeding against that person as a responsible person for the limited liability company. Section 48-243-101(h) authorizes a limited liability company to purchase and maintain insurance on behalf of any person who is or was a responsible person, manager, employee, independent contractor, or agent of the limited liability company, or who while a responsible person, manager, employee, independent contractor, or agent of the limited liability company, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the limited liability company would otherwise have the power to indemnify him under Section 48-243-101(b) — (c). Section 48-243-101(i) prohibits indemnification if a responsible person is adjudged liable for a breach of the duty of loyalty to the limited liability company or its members or for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law. The articles of organization and the operating agreements of the Tennessee LLC Registrants provide that the Tennessee LLC Registrants shall indemnify its member and all of its officers to the fullest extent of and in accordance with the Tennessee Limited Liability Company Act.

      The Tennessee Corporate Registrants and the Tennessee LLC Registrants maintain insurance on behalf of any person who is or was its director, member or officer, or is now or was serving at the request of each respective company as a director, member, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the company would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws or operating agreement.

Texas Registrant

      Corporate Magic, Inc. (“Corporate Magic”) is a corporation incorporated under the laws of the State of Texas.

      Article 2.02-1 of the Texas Business Corporation Act permits Corporate Magic, in certain circumstances, to indemnify any present or former director, officer, employee or agent of Corporate Magic against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of Corporate Magic.

      Corporate Magic maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of Corporate Magic as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Corporate Magic would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Utah Registrant

      Resort Property Management, Inc. (the “RPM, Inc.”) is a corporation incorporated under the laws of the State of Utah.

      Sections 16-10a-902 and 16-10a-907 of the Utah Revised Business Corporation Act provide that a corporation may indemnify its directors and officers who are made parties to a legal proceeding because of their positions with the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith, the individual reasonably believed that his conduct was in, or not opposed to, the corporation’s best interests, and in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under the Utah Revised Business Corporation Act, RPM, Inc. may not indemnify its directors or officers in connection with a proceeding by, or in the right of, RPM, Inc. in which the individual was adjudged liable to it or in any proceeding in which the individual was adjudged liable on the basis that he derived an improper personal benefit.

      RPM, Inc. maintains insurance on behalf of any person who is or was its director or officer, or is now or was serving at the request of RPM, Inc. as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not RPM, Inc. would have the power or the obligation to indemnify him against such liability under the provisions of the bylaws.

Item 16.	Exhibits.

(a)	The following exhibits are filed herewith or incorporated herein by reference:

Exhibit
Number	Description

1.1	Form of Underwriting Agreement**
3.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3 to the Registrant’s Current Report on Form 8-K dated October 7, 1997 (File No. 1-13079)).
3.2	Amendment to Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001).
3.3	Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form 10, as amended (File No. 1-13079)).
3.4	Certificate of Formation of CCK Holdings, LLC*
3.5	Amended and Restated Limited Liability Company Agreement of CCK Holdings, LLC*
3.6	Articles of Incorporation of Corporate Magic, Inc.*
3.7	Bylaws of Corporate Magic, Inc.*
3.8	Certificate of Incorporation of Gaylord Creative Group, Inc. (Restated for purposes of EDGAR)*
3.9	Form of Bylaws of Gaylord Creative Group, Inc. Gaylord Investments, Inc., Gaylord Program Services, Inc., Opryland Attractions, Inc. and Opryland Theatricals, Inc.*
3.10	Certificate of Formation of Gaylord Hotels, LLC (restated for purposes of EDGAR)*
3.11	Amended and Restated Limited Liability Company Agreement of Gaylord Hotels, LLC*
3.12	Certificate of Incorporation of Gaylord Investments, Inc.*
3.13	Certificate of Incorporation of Gaylord Program Services, Inc. (restated for purposes of EDGAR)*
3.14	Charter of Grand Ole Opry Tours, Inc.*
3.15	Form of Bylaws of Grand Ole Opry Tours, Inc., Opryland Productions, Inc. and Wildhorse Saloon Entertainment Ventures, Inc.*
3.16	General Partnership Agreement of OLH, G.P. (restated for purposes of EDGAR)*
3.17	Certificate of Formation of OLH Holdings, LLC*
3.18	Limited Liability Company Agreement of OLH Holdings, LLC*
3.19	Certificate of Incorporation of Opryland Attractions, Inc. (restated for purposes of EDGAR)*
3.20	Articles of Organization of Opryland Hospitality, LLC (restated for purposes of EDGAR)*
3.21	Operating Agreement of Opryland Hospitality, LLC (restated for purposes of EDGAR)*
3.22	Certificate of Formation of Opryland Hotel-Texas, LLC*
3.23	Operating Agreement of Opryland Hotel-Texas, LLC (restated for purposes of EDGAR)*
3.24	Certificate of Limited Partnership of Opryland Hotel-Florida Limited Partnership (restated for purposes of EDGAR)*
3.25	Limited Partnership Agreement of Opryland Hotel-Florida Limited Partnership (restated for purposes of EDGAR)*
3.26	Certificate of Limited Partnership of Opryland Hotel-Texas Limited Partnership*
3.27	Limited Partnership Agreement of Opryland Hotel-Texas Limited Partnership*
3.28	Charter of Opryland Productions, Inc. (restated for purposes of EDGAR)*
3.29	Certificate of Incorporation of Opryland Theatricals, Inc.*
3.30	Charter of Wildhorse Saloon Entertainment Ventures, Inc. (restated for purposes of EDGAR)*
3.31	Certificate of Incorporation of ResortQuest International, Inc.*
3.32	Bylaws of ResortQuest International, Inc.*
3.33	Form of Articles of Organization of Abbott & Andrews Realty, LLC, Abbott Resorts, LLC, Advantage Vacation Homes by Styles, LLC, Bluebill Properties, LLC, Coastal Real Estate Sales, LLC, Priscilla Murphy Realty, LLC, Styles Estates, LLC and Tops’l Club of NW Florida, LLC*

Exhibit
Number	Description

3.34	Form of Limited Liability Company Declaration of Abbott & Andrews Realty, LLC and Tops’l Club of NW Florida, LLC*
3.35	Articles of Incorporation of Abbott Realty Services, Inc.*
3.36	Bylaws of Abbott Realty Services, Inc.*
3.37	Form of Limited Liability Company Declaration of Abbott Resorts, LLC, Advantage Vacation Homes by Styles, LLC, Bluebill Properties, LLC, Coastal Real Estate Sales, LLC, Priscilla Murphy Realty, LLC and Styles Estates, LLC*
3.38	Articles of Incorporation of Accommodations Center, Inc.*
3.39	Bylaws of Accommodations Center, Inc.*
3.40	Articles of Incorporation of B&B on the Beach, Inc.*
3.41	Bylaws of B&B on the Beach, Inc.*
3.42	Certificate of Incorporation of Base Mountain Properties, Inc. (restated for purposes of EDGAR)*
3.43	Bylaws of Base Mountain Properties, Inc.*
3.44	Articles of Incorporation of Brindley & Brindley Realty & Development, Inc.* (restated for purposes of EDGAR)
3.45	Form of Bylaws of Brindley & Brindley Realty & Development, Inc., Coastal Resorts Management, Inc., First Resort Software, Inc., Maui Condominium and Home Realty, Inc., Telluride Resort Accommodations, Inc., THE Management Company, The Maury People, Inc., and Trupp-Hodnett Enterprises, Inc.*
3.46	Certificate of Incorporation of Coastal Resorts Management, Inc. (restated for purposes of EDGAR)*
3.47	Certificate of Formation of Coastal Resorts Realty LLC (restated for purposes of EDGAR)*
3.48	Amended and Restated Limited Liability Company Agreement of Coastal Resorts Realty LLC (restated for purposes of EDGAR)*
3.49	Certificate of Incorporation of Coates, Reid & Waldron, Inc.* (restated for purposes of EDGAR)
3.50	Form of Bylaws of Coates, Reid & Waldron, Inc., Exclusive Vacation Properties, Inc. and Steamboat Premier Properties, Inc.*
3.51	Articles of Incorporation of Collection of Fine Properties, Inc. (restated for purposes of EDGAR)*
3.52	Bylaws of Collection of Fine Properties, Inc.*
3.53	Articles of Incorporation of Columbine Management Company (restated for purposes of EDGAR)*
3.54	Bylaws of Columbine Management Company*
3.55	Articles of Incorporation of Cove Management Services, Inc.*
3.56	Bylaws of Cove Management Services, Inc.*
3.57	Certificate of Incorporation of CRW Property Management, Inc. (restated for purposes of EDGAR)*
3.58	Form of Bylaws of CRW Property Management, Inc. and K-T-F Acquisition Co.* (restated for purposes of EDGAR)
3.59	Certificate of Incorporation of Exclusive Vacation Properties, Inc.* (restated for purposes of EDGAR)
3.60	Articles of Incorporation of First Resort Software, Inc.* (restated for purposes of EDGAR)
3.61	Certificate of Incorporation of High Country Resorts, Inc.* (restated for purposes of EDGAR)
3.62	Form of Bylaws of High Country Resorts, Inc., Plantation Resort Management, Inc., Ridgepine, Inc. and Scottsdale Resort Accommodations, Inc.*
3.63	Amended and Restated Articles of Incorporation of Houston and O’Leary Company (restated for purposes of EDGAR)*
3.64	Bylaws of Houston and O’Leary Company*
3.65	Certificate of Incorporation of K-T-F Acquisition Co.*

Exhibit
Number	Description

3.66	Articles of Incorporation of Maui Condominium and Home Realty, Inc.*
3.67	Certificate of Incorporation of Mountain Valley Properties, Inc.* (restated for purposes of EDGAR)
3.68	Bylaws of Mountain Valley Properties, Inc.*
3.69	Articles of Organization of Office & Storage LLC*
3.70	Operating Agreement of Office and Storage LLC*
3.71	Articles of Organization of Peak Ski Rentals LLC* (restated for purposes of EDGAR)
3.72	Operating Agreement of Peak Ski Rentals LLC
3.73	Certificate of Incorporation of Plantation Resort Management, Inc.* (restated for purposes of EDGAR)
3.74	Articles of Incorporation of R&R Resort Rental Properties, Inc.*
3.75	Bylaws of R&R Resort Rental Properties, Inc.*
3.76	Articles of Incorporation of REP Holdings, LTD.*
3.77	Bylaws of REP Holdings, LTD.*
3.78	Articles of Incorporation of Resort Property Management, Inc.*
3.79	Bylaws of Resort Property Management, Inc.*
3.80	Articles of Organization of Resort Rental Vacations, LLC*
3.81	Operating Agreement of Resort Rental Vacations, LLC*
3.82	Articles of Organization of ResortQuest Hawaii, LLC*
3.83	Operating Agreement of ResortQuest Hawaii, LLC*
3.84	Certificate of Incorporation of ResortQuest Hilton Head, Inc.* (restated for purposes of EDGAR)
3.85	Bylaws of ResortQuest Hilton Head, Inc.*
3.86	Certificate of Formation of ResortQuest Southwest Florida, LLC* (restated for purposes of EDGAR)
3.87	Operating Agreement of ResortQuest Southwest Florida, LLC*
3.88	Certificate of Incorporation of Ridgepine, Inc.* (restated for purposes of EDGAR)
3.89	Articles of Incorporation of RQI Holdings, Ltd.*
3.90	Bylaws of RQI Holdings, Ltd.*
3.91	Certificate of Incorporation of Ryan’s Golden Eagle Management, Inc. (restated for purposes of EDGAR)*
3.92	Bylaws of Ryan’s Golden Eagle Management, Inc.*
3.93	Certificate of Incorporation of Scottsdale Resort Accommodations, Inc.* (restated for purposes of EDGAR)
3.94	Certificate of Incorporation of Steamboat Premier Properties, Inc.* (restated for purposes of EDGAR)
3.95	Amended and Restated Articles of Incorporation of Telluride Resort Accommodations, Inc.*
3.96	Articles of Incorporation of Ten Mile Holdings, Ltd.*
3.97	Bylaws of Ten Mile Holdings, Ltd.*
3.98	Articles of Incorporation of THE Management Company* (restated for purposes of EDGAR)
3.99	Articles of Organization of The Maury People, Inc.*
3.100	Articles of Incorporation of The Tops’l Group, Inc.*
3.101	By-laws of The Tops’l Group, Inc.*
3.102	Articles of Incorporation of Trupp-Hodnett Enterprises, Inc.* (restated for purposes of EDGAR)
4.1	Form of Indenture
4.2	Form of Debt Security**
4.3	Form of Stock Certificate**

Exhibit
Number	Description

5.1	Opinion of Bass, Berry & Sims PLC
5.2	Opinion of Carter R. Todd, Esq.
8.1	Tax Matters Opinion of Bass, Berry & Sims PLC
12.1	Statement Regarding Computation of Ratios
23.1	Consent of Ernst & Young LLP (for Gaylord)
23.3	Consent of Bass, Berry & Sims PLC (included in exhibits 5.1 and 8.1)
23.4	Consent of Carter R. Todd, Esq. (included in Exhibit 5.2)
24.1	Power of Attorney for Gaylord and each Co-Registrant (contained on signature page)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association

*	Incorporated by reference to exhibits (with same numbers) to Gaylord’s Form S-4 filed with the Commission on January 9, 2004.

**	To be incorporated by reference herein in connection with the offering of each series of securities.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004. The following signatures are also on behalf of the registrant as general partner of the following co-registrants: OLH, GP, Opryland Hotel-Florida Limited Partnership and Opryland Hotel-Texas Limited Partnership.

GAYLORD ENTERTAINMENT COMPANY

By:	/s/ COLIN V. REED

Colin V. Reed
President and Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of Gaylord Entertainment Company, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Gaylord Entertainment Company, OLH, GP, Opryland Hotel-Florida Limited Partnership and Opryland Hotel-Texas Limited Partnership to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ MICHAEL D. ROSE Michael D. Rose	Chairman of the Board	January 9, 2004

/s/ MARTIN C. DICKINSON Martin C. Dickinson	Director	January 9, 2004

/s/ CHRISTINE GAYLORD EVEREST Christine Gaylord Everest	Director	January 9, 2004

/s/ E. K. GAYLORD II E. K. Gaylord II	Director	January 9, 2004

/s/ ROBERT P. BOWEN Robert P. Bowen	Director	January 9, 2004

/s/ LAURENCE S. GELLER Laurence S. Geller	Director	January 9, 2004

Signature	Title	Date

/s/ E. GORDON GEE E. Gordon Gee	Director	January 9, 2004

/s/ RALPH HORN Ralph Horn	Director	January 9, 2004

/s/ COLIN V. REED Colin V. Reed	Director, President and Chief Executive Officer (Principal Executive Officer)	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Senior Vice President, Chief Administrative Officer, and Assistant Secretary (Principal Accounting Officer)	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

CCK HOLDINGS, LLC

CORPORATE MAGIC, INC.
GAYLORD CREATIVE GROUP, INC.
GAYLORD HOTELS, LLC
GAYLORD INVESTMENTS, INC.
GAYLORD PROGRAM SERVICES, INC.
GRAND OLE OPRY TOURS, INC.
OLH HOLDINGS, LLC
OPRYLAND ATTRACTIONS, INC.
OPRYLAND HOSPITALITY, LLC.
OPRYLAND HOTEL TEXAS, LLC
OPRYLAND PRODUCTIONS, INC.
OPRYLAND THEATRICALS, INC.
WILDHORSE SALOON ENTERTAINMENT
     VENTURES, INC.
RESORT RENTAL VACATIONS, LLC

By:	/s/ COLIN V. REED

Colin V. Reed
President and Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrants listed above (or, where applicable, the directors of the sole member of the registrants listed above), hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the registrant listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	President, Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President and Director (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Accounting Officer)	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

RESORTQUEST INTERNATIONAL, INC.

By:	/s/ JAMES S. OLIN

James S. Olin
Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrants listed above (or, where applicable, the directors of the sole member of the registrants listed above), hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the registrant listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	President and Director	January 9, 2004

/s/ JAMES S. OLIN James S. Olin	Chief Executive Officer (Principal Executive Officer)	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President and Director (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Accounting Officer)	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

OLH, G.P.	OPRYLAND HOTEL-TEXAS LIMITED PARTNERSHIP
OPRYLAND HOTEL-FLORIDA LIMITED PARTNERSHIP

By:	GAYLORD ENTERTAINMENT COMPANY,

as General Partner

By:	/s/ COLIN V. REED

Colin V. Reed
President and Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the general partner of the registrants listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the registrants listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	Director, President and Chief Executive Officer (Principal Executive Officer)*	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)*	January 9, 2004

/s/ ROD CONNOR Rod Connor	Senior Vice President, Chief Administrative Officer, and Assistant Secretary (Principal Accounting Officer)*	January 9, 2004

*	of Gaylord Entertainment Company, the general partner of the registrants listed above.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

ABBOTT & ANDREWS REALTY, LLC
ADVANTAGE VACATION HOMES BY STYLES, LLC
B&B ON THE BEACH, INC.
BASE MOUNTAIN PROPERTIES, INC.
BLUEBILL PROPERTIES, LLC
BRINDLEY & BRINDLEY REALTY & DEVELOPMENT,
  INC.
COASTAL REAL ESTATE SALES, LLC
COASTAL RESORTS MANAGEMENT, INC.
COASTAL RESORTS REALTY LLC
COATES, REID & WALDRON, INC.
COLLECTION OF FINE PROPERTIES, INC.
COVE MANAGEMENT SERVICES INC.
CRW PROPERTY MANAGEMENT, INC.
EXCLUSIVE VACATION PROPERTIES, INC.
HIGH COUNTRY RESORTS, INC.
HOUSTON AND O’LEARY COMPANY
K-T-F ACQUISITION CO.	MOUNTAIN VALLEY PROPERTIES, INC.
PEAK SKI RENTALS LLC
PLANTATION RESORT MANAGEMENT, INC.
PRISCILLA MURPHY REALTY, LLC
R&R RESORT RENTAL PROPERTIES, INC.
RESORT PROPERTY MANAGEMENT, INC.
RESORTQUEST HILTON HEAD, INC.
RIDGEPINE, INC.
RYAN’S GOLDEN EAGLE MANAGEMENT, INC.
SCOTTSDALE RESORT ACCOMMODATION, INC.
STEAMBOAT PREMIER PROPERTIES, INC.
STYLES ESTATES, LLC
TEN MILE HOLDINGS, LTD.
THE MANAGEMENT COMPANY
THE MAURY PEOPLE, INC.
THE TOPS’L GROUP, INC.
TOPS’L CLUB OF NW FLORIDA, LLC
TRUPP-HODNETT ENTERPRISES, INC.

By:	/s/ COLIN V. REED

Colin V. Reed
President and Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrants listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the registrants listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	President, Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2004

Signature	Title	Date

/s/ JAMES S. OLIN James S. Olin	Executive Vice President and Director	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Accounting Officer)	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

ABBOTT REALTY SERVICES, INC.	ABBOTT RESORTS, LLC

By:	/s/ COLIN V. REED

Colin V. Reed
Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrants listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the registrants listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2004

/s/ JAMES S. OLIN James S. Olin	Executive Vice President and Director	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Accounting Officer)	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

ACCOMMODATIONS CENTER, INC. FIRST RESORT SOFTWARE, INC.	RESORTQUEST SOUTHWEST FLORIDA, LLC TELLURIDE RESORT ACCOMMODATIONS, INC.

By:	/s/ COLIN V. REED

Colin V. Reed
President and Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrants listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the registrants listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	President and Chief Executive Officer (Principal Executive Officer)	January 9, 2004

/s/ JAMES S. OLIN James S. Olin	Executive Vice President and Director	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Accounting Officer)	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

RESORTQUEST HAWAII, LLC
RQI HOLDINGS, LTD.

By:	/s/ JAMES S. OLIN

James S. Olin
Executive Vice President

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrants listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable the registrants listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ KELVIN BLOOM Kelvin Bloom	President and Director (Principal Executive Officer)	January 9, 2004

/s/ JAMES S. OLIN James S. Olin	Executive Vice President and Director	January 9, 2004

/s/ BEVERLY KIRK Beverly Kirk	Vice President, Secretary and Director	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Financial and Accounting Officer)	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

COLUMBINE MANAGEMENT COMPANY

By:	/s/ COLIN V. REED

Colin V. Reed
President and Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrant listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable The registrant listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, the registrants below have duly caused this Registration Statement to be signed on its behalf by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	President, Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2004

/s/ JAMES S. OLIN James S. Olin	Executive Vice President and Director	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President and Director (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Accounting Officer)	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

MAUI CONDOMINIUM AND HOME REALTY, INC.

By:	/s/ COLIN V. REED

Colin V. Reed
President and Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrant listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable The registrant listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	President and Chief Executive Officer (Principal Executive Officer)	January 9, 2004

/s/ JAMES S. OLIN James S. Olin	Executive Vice President and Director	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President and (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Accounting Officer)	January 9, 2004

/s/ PAUL DOBSON Paul Dobson	Director	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

OFFICE AND STORAGE LLC

By:	/s/ JAMES S. OLIN

James S. Olin
Manager

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned managers and directors of the sole member of the registrant listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable The registrant listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ JAMES S. OLIN James S. Olin	Manager (Principal Executive Officer)	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Manager (Principal Financial Officer)	January 9, 2004

/s/ JOHN D. KLONINGER John D. Kloninger	Manager	January 9, 2004

/s/ ROD CONNOR Rod Connor	Principal Accounting Officer	January 9, 2004

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrants certifies that they have reasonable grounds to believe that they meet all the requirements for filing on Form S-3 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on the 9th day of January, 2004.

REP HOLDINGS, LTD.

By:	/s/ COLIN V. REED

Colin V. Reed
Chief Executive Officer

January 9, 2004

POWER OF ATTORNEY

      We, the undersigned officers and directors of the registrant listed above, hereby severally constitute and appoint Colin V. Reed, David C. Kloeppel and Carter R. Todd and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, including any registration statement or filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable The registrant listed above to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ COLIN V. REED Colin V. Reed	Chief Executive Officer (Principal Executive Officer)	January 9, 2004

/s/ KELVIN BLOOM Kelvin Bloom	President and Director	January 9, 2004

/s/ JAMES S. OLIN James S. Olin	Executive Vice President and Director	January 9, 2004

/s/ DAVID C. KLOEPPEL David C. Kloeppel	Executive Vice President and Director (Principal Financial Officer)	January 9, 2004

/s/ ROD CONNOR Rod Connor	Vice President (Principal Accounting Officer)	January 9, 2004